EXHIBIT 99.1
Element Solutions Inc
Releases 2019 Fourth Quarter and Full Year Financial Results
•2019 net sales of $1.84 billion, a decline of 6% on a reported basis or 4% on an organic basis from 2018
•2019 GAAP diluted earnings per share of $0.30, compared to loss per share of $0.27 in 2018; adjusted EPS of $0.88, compared to $0.17 in 2018
•2019 reported net income of $80 million, compared to a reported net loss of $77 million last year
•2019 adjusted EBITDA of $417 million, an increase of 3% from last year on a constant currency basis
•2019 cash flows from operating activities of $171 million; 2019 free cash flows on an adjusted basis of $238 million
•Introduced 2020 full year financial guidance:
◦Organic net sales growth of approximately 1% year-over-year
◦Adjusted EBITDA growth of 2% to 4% on a constant currency basis
◦Adjusted EPS of $0.93 to $0.97
Miami, Fla., February 26, 2020 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results from continuing operations for the three and twelve months ended December 31, 2019.
Unless otherwise specified, the results presented in this press release exclude discontinued operations relating to the Company's former Agricultural Solutions business sold on January 31, 2019.
Executive Commentary

Chief Executive Officer Benjamin Gliklich said, “We had a strong conclusion to 2019. In the fourth quarter, stability in Asian electronics and continued cost control offset persisting weakness in our industrial markets and translated to 5% constant currency adjusted EBITDA growth despite a 4% organic net sales decline. Last year represented the most challenging market conditions we had seen in a decade resulting in our top-line being 4% lower organically; nonetheless, we grew constant currency adjusted EBITDA by 3%. We outperformed our end-markets on the top-line by several percentage points and demonstrated the strength of our highly-variable cost model, taking out more than $50 million of cost to expand adjusted EBITDA margins by 120 basis points. Most importantly, we generated more than $235 million of free cash flow in 2019. Element Solutions is better off for having managed through this challenging year and well positioned to benefit disproportionately as our end markets recover.”

Mr. Gliklich continued, “This was also a strong year for capital allocation. We were able to repurchase nearly 45 million shares at prices well below our view of intrinsic value and make a highly-strategic bolt-on acquisition at a reasonable price. We deployed this capital, all while remaining below net leverage of 3.5x adjusted EBITDA. It was a productive year out of the gates for Element Solutions. We laid a strong foundation for our future and demonstrated the quality of our business in challenging times. We are pleased with this progress and entered this year with a constructive outlook expecting a modest recovery in electronics balanced by continued headwinds in our industrial markets.”

“For 2020, we expected constant currency adjusted EBITDA growth of between 2% and 4% on the back of slightly higher net sales and adjusted EPS of between $0.93 and $0.97. The coronavirus has clearly impacted our business this February, but we have all of our factories open, albeit at low levels of activity, and anecdotally higher demand in other regions as supply chains seek alternative sources. In that context, given a stronger than expected January and the unquantifiable impact of the coronavirus today, we are holding our financial guidance at those levels and will review as and when the ultimate impact of coronavirus-related supply chain disruptions is known. Over the long term, we are enthusiastic about the secular growth drivers in our businesses and look forward to continuing to showcase our business quality, free cash flow characteristics, and smart, strategic capital allocation in all market environments,” Mr. Gliklich concluded.

Fourth Quarter 2019 Highlights (compared with fourth quarter 2018) for continuing operations:
•Net sales on a reported basis for the fourth quarter of 2019 were $455 million, a decrease of 5% over the prior fourth quarter period. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, decreased 4%.
◦Electronics: Net sales decreased 4% to $272 million. Organic net sales decreased 4%.
◦Industrial & Specialty: Net sales decreased 7% to $183 million. Organic net sales decreased 6%.
•Fourth Quarter of 2019 earnings per share (EPS) performance:
◦GAAP diluted earnings per share was $0.29, as opposed to a loss per share of $0.05 in the same period last year.
◦Adjusted EPS was $0.22, as compared to $0.03 per share.
•Reported net income for the fourth quarter of 2019 was $74 million, as compared to a loss of $14 million for the fourth quarter of 2018.
•Adjusted EBITDA for the fourth quarter of 2019 was $102 million, an increase of 3%. On a constant currency basis, adjusted EBITDA increased 5%.
◦Electronics: Adjusted EBITDA was $63 million, an increase of 7%. On a constant currency basis, adjusted EBITDA increased 8%.
◦Industrial & Specialty: Adjusted EBITDA was $40 million, a decrease of 2%. On a constant currency basis, adjusted EBITDA remained flat.
◦Adjusted EBITDA margin for the combined company increased by 180 basis points to 22% on a reported basis and 23% on a constant currency basis.
Full Year 2019 Highlights (compared with full year 2018) for continuing operations:
•Net sales on a reported basis for the full year 2019 were $1.84 billion, a decrease of 6% over the prior full year period. Organic net sales decreased 4%.
◦Electronics: Net sales decreased 6% to $1.09 billion. Organic net sales decreased 4%.
◦Industrial & Specialty: Net sales decreased 7% to $750 million. Organic net sales decreased 3%.
•Full year 2019 EPS performance:
◦GAAP diluted earnings per share was $0.30, as opposed to a loss per share of $0.27 in the same period last year.
◦Adjusted EPS was $0.88, as compared to $0.17 per share in 2018.
•Reported net income for the full year 2019 was $80 million, as compared to a net loss of $77 million in 2018.
•Adjusted EBITDA for the full year 2019 was $417 million, a decrease of 1%. On a constant currency basis, adjusted EBITDA increased 3%.
◦Electronics: Adjusted EBITDA was $253 million, an increase of 2%. On a constant currency basis, adjusted EBITDA increased 6%.
◦Industrial & Specialty: Adjusted EBITDA was $164 million, a decrease of 5%. On a constant currency basis, adjusted EBITDA decreased 1%.
◦Adjusted EBITDA margin for the combined company improved by 120 basis points to 23%. On a constant currency basis, adjusted EBITDA margin increased by 140 basis points.

2020 Guidance

For the full year 2020, the Company expects adjusted EPS to be in the range of $0.93 to $0.97, adjusted EBITDA growth of between 2% and 4% on a constant currency basis and organic net sales growth of approximately 1%. Based on year-end 2019 exchange rates, the Company anticipates foreign exchange headwinds of approximately 1% to net sales and 1% to adjusted EBITDA.
Recent Developments
On December 2, 2019, the Company completed the Kester acquisition for $63.9 million net of cash, working capital and certain post-closing adjustments, from Illinois Tool Works Inc. The Kester business, a global supplier of advanced technology assembly materials used in electronics assembly and semiconductor applications, was acquired to complement the Company's assembly and semiconductor businesses.
As part of its previously-announced $750 million share repurchase program, during the three months ended December 31, 2019, the Company repurchased 981,657 shares of its common stock for approximately $11.0 million, at an average price of $11.16 per share. These repurchases added to a total of 43.8 million shares repurchased previously during 2019. The remaining authorization under the share repurchase program was approximately $243 million at December 31, 2019.
On February 25, 2020, all holders of the Company’s Series A Preferred Stock (the “Founders’ Preferred Shares”), including affiliates of Martin E. Franklin, the Company’s Executive Chairman, voluntarily converted their Founders’ Preferred Shares into shares of the Company’s common stock on a one-for-one basis. After the conversion, no Founders’ Preferred Shares or other preferred stock of the Company remain outstanding.
About Element Solutions
Element Solutions Inc is a leading specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, our businesses' innovative solutions enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "can have," "likely," "potential" "target," "hope," "goal," "priority," or "guidance" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's cost control and cost model; competitive position and ability to benefit from a recovery of its markets; the recovery of the Company's end-markets, including electronics; continued headwinds in the Company's industrial end-markets; the Company's 2020 financial guidance, including full year constant currency adjusted EBITDA growth, full year adjusted EPS guidance and full year organic net sales growth expectations; ultimate impact of coronavirus-related supply chain disruptions; growth drivers; net debt to adjusted EBITDA ratio; free cash flow generation and capital allocation, including shares repurchases. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company's ability to realize the expected benefits from its cost containment and cost savings measures; business and management strategies; debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Element Solutions' periodic and other reports filed with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2019	2018	2019	2018
Net sales	$454.7	$478.4	$1,835.9	$1,961.0
Cost of sales	263.4	276.2	1,047.6	1,123.4
Gross profit	191.3	202.2	788.3	837.6
Operating expenses:
Selling, technical, general and administrative	99.4	120.2	497.0	544.8
Research and development	10.3	11.2	42.2	44.3
Total operating expenses	109.7	131.4	539.2	589.1
Operating profit	81.6	70.8	249.1	248.5
Other (expense) income:
Interest expense, net	(17.0)	(77.6)	(90.7)	(311.0)
Foreign exchange gain (loss)	31.1	(5.9)	28.7	(5.5)
Other income (expense), net	—	1.2	(46.2)	14.8
Total other income (expense)	14.1	(82.3)	(108.2)	(301.7)
Income (loss) before income taxes and non-controlling interests	95.7	(11.5)	140.9	(53.2)
Income tax expense	(21.3)	(2.7)	(61.3)	(23.8)
Net income (loss) from continuing operations	74.4	(14.2)	79.6	(77.0)
Income (loss) from discontinued operations, net of tax	0.1	50.4	13.3	(242.9)
Net income (loss)	74.5	36.2	92.9	(319.9)
Net income attributable to the non-controlling interests	(0.1)	(1.0)	(0.7)	(4.5)
Net income (loss) attributable to common stockholders	$74.4	$35.2	$92.2	$(324.4)

Earnings (loss) per share
Basic from continuing operations	$0.30	$(0.05)	$0.31	$(0.27)
Basic from discontinued operations	—	0.17	0.05	(0.86)
Basic attributable to common stockholders	$0.30	$0.12	$0.36	$(1.13)

Diluted from continuing operations	$0.29	$(0.05)	$0.30	$(0.27)
Diluted from discontinued operations	—	0.17	0.05	(0.86)
Diluted attributable to common stockholders	$0.29	$0.12	$0.35	$(1.13)

Weighted average common shares outstanding
Basic	251.0	288.4	257.6	288.2
Diluted	253.3	288.4	260.1	288.2

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2019	2018
Assets
Cash & cash equivalents	$190.1	$233.6
Accounts receivable, net of allowance for doubtful accounts of $8.8 and $7.7 at December 31, 2019 and 2018, respectively	363.9	382.4
Inventories	199.6	188.1
Prepaid expenses	18.3	14.3
Other current assets	50.3	42.5
Current assets of discontinued operations	11.2	1,621.3
Total current assets	833.4	2,482.2
Property, plant and equipment, net	264.8	266.9
Goodwill	2,179.6	2,182.6
Intangible assets, net	944.4	1,024.5
Other assets	95.7	32.9
Non-current assets of discontinued operations	6.5	3,412.4
Total assets	$4,324.4	$9,401.5
Liabilities & stockholders' equity
Accounts payable	$96.8	$100.9
Current installments of long-term debt and revolving credit facilities	7.8	25.3
Accrued expenses and other current liabilities	155.1	189.5
Current liabilities of discontinued operations	34.1	826.8
Total current liabilities	293.8	1,142.5
Debt	1,513.2	5,350.7
Pension and post-retirement benefits	50.8	49.5
Deferred income taxes	119.6	133.0
Other liabilities	127.7	128.5
Non-current liabilities of discontinued operations	—	416.2
Total liabilities	2,105.1	7,220.4
Stockholders' equity
Preferred stock - Series A	—	—
Common stock, 400.0 shares authorized (2019: 258.4 shares issued; 2018: 289.3 shares issued)	2.6	2.9
Additional paid-in capital	4,114.2	4,062.1
Treasury stock (2019: 8.3 shares; 2018: 0.3 shares)	(78.9)	(3.5)
Accumulated deficit	(1,536.5)	(1,195.4)
Accumulated other comprehensive loss	(280.5)	(756.9)
Total stockholders' equity	2,220.9	2,109.2
Non-controlling interests	(1.6)	71.9
Total equity	2,219.3	2,181.1
Total liabilities and stockholders' equity	$4,324.4	$9,401.5

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2019					2018
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income (loss)	$23.9	$1.4	$(6.9)	$74.5	$92.9	$(319.9)
Net income (loss) from discontinued operations, net of tax	27.4	(13.3)	(0.9)	0.1	13.3	(242.9)
Net (loss) income from continuing operations	(3.5)	14.7	(6.0)	74.4	79.6	(77.0)
Reconciliations of net (loss) income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	38.7	38.8	38.3	38.9	154.7	156.7
Deferred income taxes	(2.0)	(8.8)	10.7	(3.0)	(3.1)	(54.7)
Foreign exchange (gain) loss	(33.0)	24.4	(9.2)	(36.8)	(54.6)	(0.2)
Other, net	75.4	4.4	4.5	(17.4)	66.9	4.0
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	2.8	2.6	(2.7)	19.1	21.8	0.9
Inventories	(14.3)	0.4	(1.3)	11.4	(3.8)	(18.8)
Accounts payable	9.5	(4.1)	(1.5)	(10.9)	(7.0)	(5.5)
Accrued expenses	(67.3)	(26.2)	27.5	8.3	(57.7)	(10.6)
Prepaid expenses and other current assets	(4.6)	(20.3)	17.4	4.6	(2.9)	10.5
Other assets and liabilities	(33.7)	11.4	9.1	(9.8)	(23.0)	(6.1)
Net cash flows (used in) provided by operating activities of continuing operations	(32.0)	37.3	86.8	78.8	170.9	(0.8)
Cash flows from investing activities:
Capital expenditures	(6.7)	(4.7)	(6.8)	(11.5)	(29.7)	(28.4)
Proceeds from disposal of property, plant and equipment	—	—	—	4.6	4.6	4.2
Proceeds from the Arysta Sale (net of cash $148.7 million)	4,192.3	89.5	—	—	4,281.8	—
Proceeds from the sale of equity investment	—	—	—	—	—	25.0
Acquisition of business, net of cash acquired	—	—	—	(63.9)	(63.9)	(28.2)
Other, net	8.5	(0.6)	(1.2)	0.2	6.9	3.6
Net cash flows provided by (used in) investing activities of continuing operations	4,194.1	84.2	(8.0)	(70.6)	4,199.7	(23.8)
Cash flows from financing activities:
Debt proceeds, net of discount	749.1	—	—	744.3	1,493.4	—
Repayments of borrowings	(4,601.0)	(2.0)	(2.0)	(746.4)	(5,351.4)	(22.5)
Change in lines of credit, net	95.3	(70.2)	(50.0)	—	(24.9)	25.0
Repurchases of common stock	(433.6)	(11.5)	(51.0)	(11.0)	(507.1)	—
Payment of financing fees	(39.5)	—	—	(1.0)	(40.5)	(1.4)
Other, net	(10.8)	2.0	0.2	0.2	(8.4)	(2.5)
Net cash flows used in financing activities of continuing operations	(4,240.5)	(81.7)	(102.8)	(13.9)	(4,438.9)	(1.4)
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	(115.9)	(19.4)	(18.8)	(7.6)	(161.7)	(7.9)
Net cash flows used in investing activities of discontinued operations	(5.0)	—	—	—	(5.0)	(51.2)
Net cash flows provided by financing activities of discontinued operations	4.8	—	—	—	4.8	43.8
Net cash flows used in discontinued operations	(116.1)	(19.4)	(18.8)	(7.6)	(161.9)	(15.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9.4	(3.2)	(4.5)	3.1	4.8	(27.0)
Net (decrease) increase in cash, cash equivalents and restricted cash	(185.1)	17.2	(47.3)	(10.2)	(225.4)	(68.3)
Cash, cash equivalents and restricted cash at beginning of period	415.5	230.4	247.6	200.3	415.5	483.8
Cash, cash equivalents and restricted cash at end of period	$230.4	$247.6	$200.3	$190.1	$190.1	$415.5
Supplemental disclosure information of continuing operations:
Cash paid for interest	$63.1	$29.7	$5.0	$27.6	$125.4	$293.4
Cash paid for income taxes	$14.2	$20.8	$20.1	$16.1	$71.2	$78.9

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS - CONTINUING OPERATIONS
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2019	2018	Reported	Constant Currency	Organic	2019	2018	Reported	Constant Currency	Organic
Net Sales
Electronics	$271.9	$282.1	(4)%	(3)%	(4)%	$1,085.7	$1,157.5	(6)%	(4)%	(4)%
Industrial & Specialty	182.8	196.3	(7)%	(6)%	(6)%	750.2	803.5	(7)%	(3)%	(3)%
Total	$454.7	$478.4	(5)%	(4)%	(4)%	$1,835.9	$1,961.0	(6)%	(4)%	(4)%

Adjusted EBITDA
Electronics	$62.5	$58.3	7%	8%		$252.9	$248.2	2%	6%
Industrial & Specialty	39.7	40.6	(2)%	0%		163.8	172.5	(5)%	(1)%
Total	$102.2	$98.9	3%	5%		$416.7	$420.7	(1)%	3%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
(dollars in millions)	2019	2018	Change	2019	Change	2019	2018	Change	2019	Change
Adjusted EBITDA Margin
Electronics	23.0%	20.7%	230bps	23.0%	230bps	23.3%	21.4%	190bps	23.5%	210bps
Industrial & Specialty	21.7%	20.7%	100bps	21.9%	120bps	21.8%	21.5%	30bps	22.0%	50bps
Total	22.5%	20.7%	180bps	22.6%	190bps	22.7%	21.5%	120bps	22.9%	140bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2019
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
USD Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	742.5
Other Secured Debt				0.9
Total First Lien Debt				743.4
Senior Notes due 2025		12/1/2025	5.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,543.4
Cash Balance				190.1
Net Debt				$1,353.3
Adjusted Shares Outstanding	(2)			254.6
Market Capitalization	(3)			$2,973.7
Total Capitalization				$4,327.0
(1) Element Solutions swapped its floating term loan to fixed rate through January 2024, which could vary due to changes in the Euro and the U.S. dollar exchange rate. At December 31, 2019, approximately 100% of its debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at December 31, 2019 and 2018 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $11.68 at December 31, 2019.

III. SELECTED FINANCIAL DATA - CONTINUING OPERATIONS
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2019	2018	2019	2018
Interest expense	$17.2	$79.2	$93.1	$314.4
Interest paid	27.6	60.6	125.4	293.4
Income tax expense	21.3	2.7	61.3	23.8
Income taxes paid	16.1	20.4	71.2	78.9
Capital expenditures	11.5	8.8	29.7	28.4
Proceeds from disposal of property, plant and equipment	4.6	2.5	4.6	4.2

ELEMENT SOLUTIONS INC
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

QUARTERLY RESULTS OVERVIEW - CONTINUING OPERATIONS
	2019				2018
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales
Electronics	$265.9	$267.9	$280.0	$271.9	$288.0	$295.7	$291.7	$282.1
Industrial & Specialty	193.9	188.8	184.7	182.8	204.5	205.9	196.8	196.3
Total	$459.8	$456.7	$464.7	$454.7	$492.5	$501.6	$488.5	$478.4

Adjusted EBITDA
Electronics	$56.4	$60.4	$73.6	$62.5	$60.1	$65.0	$64.8	$58.3
Industrial & Specialty	42.2	40.1	41.8	39.7	44.0	44.4	43.5	40.6
Total	$98.6	$100.5	$115.4	$102.2	$104.1	$109.4	$108.3	$98.9

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share (EPS), adjusted common shares outstanding, free cash flow, full year guidance related to constant currency adjusted EBITDA, adjusted EPS and organic net sales growth expectations, and net debt to adjusted EBITDA ratio. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews each of the non-GAAP measures mentioned above to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides adjusted EBITDA guidance, adjusted EPS guidance and organic net sales growth expectations on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2019:

	Three Months Ended December 31, 2019
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(4)%	1%	(3)%	0%	(1)%	(4)%
Industrial & Specialty	(7)%	1%	(6)%	—%	—%	(6)%
Total	(5)%	1%	(4)%	0%	(1)%	(4)%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2019
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(6)%	3%	(4)%	0%	(1)%	(4)%
Industrial & Specialty	(7)%	3%	(3)%	—%	—%	(3)%
Total	(6)%	3%	(4)%	0%	0%	(4)%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2019, Electronics' and the Company's consolidated results were positively impacted by $4.2 million of acquisitions and negatively impacted by $0.3 million of pass-through metals pricing.
For the twelve months ended December 31, 2019, Electronics' and the Company's consolidated results were positively impacted by $7.8 million of acquisitions and negatively impacted by $1.2 million of pass-through metals pricing.
Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted earnings per share facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 27% for the three and twelve months ended December 31, 2019 and 34% for the three and twelve months ended December 31, 2018, as described in footnote (10) under the reconciliation table below. Lastly, the 2019 adjusted EPS total is based on the Company's new capital structure by assuming that the sale of Agricultural Solutions (the "Arysta Sale") had closed and its new credit agreement had been in place, on January 1, 2019, which the Company believes is more reflective of the go-forward capital structure of the Company.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period. Adjusted common shares outstanding consists of common shares outstanding, plus the shares that would be issued if all convertible stock was converted to common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested and issued at each period presented.

The following table reconciles GAAP "Net income (loss) attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2019	2018	2019	2018
Net income (loss) attributable to common stockholders		$74.4	$35.2	$92.2	$(324.4)
Net income (loss) from discontinued operations attributable to common stockholders		0.1	48.2	13.3	(245.9)
Net income (loss) from continuing operations attributable to common stockholders		74.3	(13.0)	78.9	(78.5)
Reversal of amortization expense	(1)	28.3	27.4	113.2	112.1
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	2.2	2.2	8.5	10.0
Amortization of inventory step-up	(1)	0.7	—	0.7	—
Adjustment to interest expense	(2)	—	—	20.1	—
Restructuring expense	(3)	1.5	2.0	14.1	6.3
Acquisition and integration costs	(4)	(0.6)	2.4	1.9	12.1
Foreign exchange (gain) loss on foreign denominated external and internal long-term debt	(5)	(33.4)	5.3	(31.9)	6.0
Debt refinancing costs	(6)	1.0	0.5	62.0	0.5
Gain on sale of equity investment	(7)	—	—	—	(11.3)
Change in fair value of contingent consideration	(8)	(20.8)	(24.3)	(17.4)	(21.8)
Other, net	(9)	2.1	8.7	1.0	14.4
Tax effect of pre-tax non-GAAP adjustments	(10)	5.1	(8.2)	(46.5)	(43.6)
Adjustment to estimated effective tax rate	(10)	(4.5)	6.7	23.3	41.9
Adjustment to reverse loss attributable to certain non-controlling interests	(11)	—	(1.3)	0.5	1.3
Adjusted net income from continuing operations attributable to common stockholders		$55.9	$8.4	$228.4	$49.4

Adjusted earnings per share from continuing operations	(12)	$0.22	$0.03	$0.88	$0.17

Adjusted common shares outstanding	(12)	254.6	298.8	258.4	299.1
(1) The Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts its 2019 interest expense to reflect its new capital structure by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019 which the Company believes is more reflective of the go-forward capital structure of the Company.
(3) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing such as investment banking, legal and accounting fees, and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(5) The Company adjusts for foreign exchange loss on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(6) The Company adjusts for costs related to the redemption of its prior 6.00% and 6.50% senior notes and the paydown of its term loan debt outstanding at the time of the Arysta Sale because it believes these costs are not reflective of ongoing operations.
(7) The Company adjusts for a gain on the sale of an equity investment in 2018 because it believes it is not reflective of ongoing operations.
(8) The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition"). The Company adjusts these costs because it believes they are not reflective of ongoing operations. In the fourth quarter of 2019, based on the 2020 budget, the Company determined that the adjusted EBITDA performance target was not achievable.

(9) The Company's 2019 adjustments include employee expenses associated with the Arysta Sale that do not qualify for discontinued operations, non-recurring severance payments to senior management and certain professional consulting fees partially offset by a gain on derivative contracts which was primarily associated with the refinancing of the Company's non-U.S. dollar denominated third-party debt. The Company's 2018 adjustments include $11.0 million of employee-related expenses associated with the sale of its former Agricultural Solutions business, which expenses do not qualify for discontinued operations, and certain professional consulting fees.
(10) The Company adjusts its effective tax rate to 27% for the three and twelve months ended December 31, 2019. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 27% to pre-tax non-GAAP adjustments. For the three and twelve months ended December 31, 2018, the Company adjusted its effective tax rate to 34%. These effective tax rates adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(11) In connection with the merger on March 29, 2019 of Platform Delaware Holdings, Inc. ("PDH") with and into the Company, each outstanding equity interest in PDH was converted into one share of the Company's common stock. For historical periods, the Company adjusted for the income or loss attributable to non-controlling interests created at the time of the MacDermid Acquisition because holders of such equity interests were expected to convert their PDH holdings into shares of Company's common stock. The Company also adjusted these non-controlling interests because it believed they are not reflective of ongoing operations.
(12) The Company defines "Adjusted common shares" as the outstanding number of shares of its common stock for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented. The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Shares at December 31, 2019 and 2018 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2019		2018
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic outstanding common shares	250.2	253.8	289.0	288.4
Number of shares issuable upon conversion of PDH Common Stock	—	—	4.0	4.1
Number of shares issuable upon conversion of Series A Preferred Stock	2.0	2.0	2.0	2.0
Number of shares issuable upon vesting of granted Equity Awards	2.4	2.6	3.8	4.6
Adjusted common shares outstanding	254.6	258.4	298.8	299.1

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solution's business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income (loss) attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		2019
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income (loss) attributable to common stockholders		$23.2	$1.5	$(6.9)	$74.4	$92.2
Add (subtract):
Net income (loss) attributable to the non-controlling interests		0.7	(0.1)	—	0.1	0.7
(Income) loss from discontinued operations, net of tax		(27.4)	13.3	0.9	(0.1)	(13.3)
Income tax (benefit) expense		(10.4)	(6.8)	57.2	21.3	61.3
Interest expense, net		38.1	18.2	17.4	17.0	90.7
Depreciation expense		10.3	10.4	10.1	10.7	41.5
Amortization expense		28.4	28.4	28.1	28.3	113.2
EBITDA		62.9	64.9	106.8	151.7	386.3
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	—	—	—	0.7	0.7
Restructuring expense	(3)	2.6	3.2	6.8	1.5	14.1
Acquisition and integration costs	(4)	1.4	0.3	0.8	(0.6)	1.9
Foreign exchange (gain) loss on foreign denominated external and internal long-term debt	(5)	(28.3)	28.7	1.1	(33.4)	(31.9)
Debt refinancing costs	(6)	60.7	0.3	—	1.0	62.0
Change in fair value of contingent consideration	(8)	2.4	0.5	0.5	(20.8)	(17.4)
Other, net	(9)	(3.1)	2.6	(0.6)	2.1	1.0
Adjusted EBITDA		$98.6	$100.5	$115.4	$102.2	$416.7
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.

		2018
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income (loss) attributable to common stockholders		$37.3	$12.0	$(408.9)	$35.2	$(324.4)
Add (subtract):
Net income (loss) attributable to the non-controlling interests		0.7	(0.2)	3.0	1.0	4.5
(Income) loss from discontinued operations, net of tax		(46.9)	(61.4)	401.6	(50.4)	242.9
Income tax expense (benefit)		9.9	30.0	(18.8)	2.7	23.8
Interest expense, net		77.2	78.3	77.9	77.6	311.0
Depreciation expense		11.7	11.2	10.9	10.8	44.6
Amortization expense		28.5	28.4	27.8	27.4	112.1
EBITDA		118.4	98.3	93.5	104.3	414.5
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(3)	1.7	1.6	1.0	2.0	6.3
Acquisition and integration costs	(4)	1.0	3.5	5.2	2.4	12.1
Foreign exchange (gain) loss on foreign denominated external and internal long-term debt	(5)	(7.7)	4.6	3.8	5.3	6.0
Debt refinancing costs	(6)	—	—	—	0.5	0.5
Gain on sale of equity investment	(7)	(11.3)	—	—	—	(11.3)
Change in fair value of contingent consideration	(8)	0.5	1.0	1.0	(24.3)	(21.8)
Other, net	(9)	1.5	0.4	3.8	8.7	14.4
Adjusted EBITDA		$104.1	$109.4	$108.3	$98.9	$420.7
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.
Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized premium, discounts and debt issuance costs, which totaled $22.4 million at December 31, 2019, less cash divided by adjusted EBITDA.
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Free cash flow on an adjusted basis adjusts for one-time cash operating expenses related to the Arysta Sale and for the payment of a portion of the contingent consideration related to the MacDermid Acquisition, and assumes that the Company's new capital structure was in place on January 1, 2019. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for use in evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows on an adjusted basis:"

	2019	2019
(dollars in millions)	Q4 QTD	Q4 YTD
Cash flows from operating activities	$79	$171
Capital expenditures	(12)	(30)
Disposal of property, plant and equipment	5	5
Free cash flows	72	146
Adjustments to arrive at free cash flows on an adjusted basis:
Interest payments - prior capital structure (1)	—	57
Interest payments - new capital structure (1)	—	(3)
Other (2)	—	38
Free cash flows on an adjusted basis	$72	$238
(1) Adjustments for 2019 interest payments to reflect the Company's new capital structure by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019.
(2) Adjustment for the payment of the contingent consideration related to the MacDermid Acquisition and payment for employee expenses associated with the Arysta Sale that do not qualify for discontinued operations.
CONTACT:
Investor Relations Contact:
Yash Nehete
Senior Associate, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845